THERMAL INDUSTRIES, INC.
                       301 Brushton Avenue
                 Pittsburgh, Pennsylvania 15221
                         (412) 244-6400
               __________________________________

              SECOND SUPPLEMENT TO PROXY STATEMENT
                        dated May 6, 1997
                               for
                 SPECIAL MEETING OF SHAREHOLDERS
                   To Be Held on May 22, 1997
                               and
                    Adjourned to May 29, 1997
               __________________________________

          Thermal Industries, Inc. issued the following press release with respect to its Special Meeting of Shareholders scheduled to be held on May 22, 1997:

     "PITTSBURGH--May 21, 1997--Thermal Industries, Inc. ("Thermal") (NASDAQ: THMP) announced today that its Special Meeting of Shareholders scheduled for 9:00 A.M. Eastern daylight time on May 22, 1997 will be adjourned to 11:00 A.M., Eastern daylight time, on May 29, 1997, at the offices of Buchanan Ingersoll Professional Corporation, 20th Floor, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania. The Special Meeting has been called to vote for the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of Heat Acquisition, Inc., a wholly-owned subsidiary of Heat, Inc., with and into Thermal. The adjournment will be effected by Thermal's Chairman (David H. Weis) and Secretary (Eric Rascoe), who own in excess of 60% of Thermal's common stock, moving and voting to so adjourn the Special Meeting. The adjournment was requested by a nominee holder, Depository Trust Corporation, which desired additional time to deal with broker dealers and beneficial owners who may desire to vote and/or dissent with respect to the Merger Agreement. In addition, at the request of this nominee holder, Thermal has confirmed that it will accept as timely filed for purposes of dissenter's rights properly executed notices of intention to dissent accompanied by any other required documents if all of such documents are received by Thermal by facsimile at its executive offices (412/244-6496) prior to the vote being taken on the Merger Agreement at the adjourned Special Meeting on May 29, 1997. Thermal also announced that Heat, Inc. has agreed to increase the maximum Closing Invoice Amount (fees of Thermal's legal counsel and investment banker) in the Merger Agreement to $350,000.
          Thermal also stated that it has filed its Quarterly Report for the Quarter Ended March 31, 1997 with the Securities and Exchange Commission and issued a press release regarding its third fiscal quarter results, a copy of which press release together with a copy of this press release is being mailed to its shareholders.
          Thermal also announced that any shareholders who have not received or desire additional copies of its proxy statement or proxy cards should make requests for same to Thermal's Secretary, Eric Rascoe, at (412)244-6400."

May 21, 1997


          THERMAL INDUSTRIES, INC. THIRD QUARTER REPORT

PITTSBURGH, PA. May 21, 1997 - David H. Weis, CEO of Thermal
Industries, Inc. (NASDAQ: THMP) today reported third quarter and nine month sales and earnings.

                    THERMAL INDUSTRIES, INC.

                             Quarter                     Nine Months
Period ending
March 31,              1997           1996            1997           1996

Net Sales           $8,204,000      $6,946,000     $34,453,000    $29,092,000
Net Income (loss)     (621,000)       (452,000)      1,855,000      1,386,000
Income (loss)
   per share            ($.32)          ($.23)           $.95           $.71

COMMENTS: Although sales for the third quarter increased 18% over the same 1996 quarter, increased manufacturing costs and other expenses resulted in a higher loss for the quarter. Sales for the nine months were also up 18% and net income for the period was up 34%. See the attached press release for the new date of the Special Meeting of Shareholders to vote on the H.I.G. merger proposal.

CONTACT:  E. Rascoe, Treasurer of Thermal Industries 412-244-6400.


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